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                             [ALFACELL LETTERHEAD]

CONTACTS:

ALFACELL CORPORATION:                           INVESTOR/MEDIA RELATIONS:
Kuslima Shogen                                  Elite Financial Communications
Robert Love                                     Dodi Handy
(973) 748-8082                                  (407) 585-1080
INFO@ALFACELL.COM                               ACEL@EFCG.NET


                 ALFACELL CORPORATION ANNOUNCES COMMON STOCK AND
                        WARRANT OFFERING OF $11.3 MILLION

BLOOMFIELD, N.J., JULY 20, 2006 - Alfacell Corporation (Nasdaq: ACEL) announced today that the Company has closed a private equity placement led by ProMed Management, Inc. and several other select institutional and individual investors to purchase 6,457,172 shares of its common stock at a price of $1.75 per share. Additionally, the Company issued to the investors two sets of Warrants as set forth and described below:

         Series A-1 Warrants, which are exercisable into an aggregate number of shares of Common Stock equal to 50% of the shares issued in the placement. The exercise price per share is $2.88. The Series A-1 Warrants will be exercisable until July 17, 2011, beginning six months from issuance.

         Series A-2 Warrant, which are exercisable into an aggregate number of shares of the Common Stock equal to 50% of the shares issued in the placement. The exercise price per share is $2.88. The Series A-2 Warrants will be exercisable until July 17, 2011, beginning six months from issuance. If the Company enters into a corporate partnership agreement for territories which include the United States before December 31, 2006 then the Series A-2 Warrants will be cancelled and terminate.

C.E. Unterberg, Towbin served as the placement agent for this transaction.

The offering provided gross proceeds of approximately $11.3 million to Alfacell before deducting certain fees and expenses. The proceeds of the financing will be used for general corporate purposes and, most importantly, to support the Company's three-year strategic plan.

Concurrent with the purchase agreement with the investors in the financing, the Company agreed to amend currently outstanding warrants to purchase 1,374,585 shares held by certain investors in the financing. The exercise price of these warrants was reduced to $2.88 per share and the warrants will not be exercisable until January 19, 2007.

The securities sold and issued in connection with the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. Alfacell will file a registration statement covering the resale of the shares of common stock and the shares of common stock issuable upon exercise of the warrants acquired in the private placement.

"This is a major milestone event for Alfacell Corporation," stated Robert Love, Chief Financial Officer. "We have secured the funding that will enable the Company to more aggressively execute its business plan. In addition, Alfacell now has a stronger level of institutional ownership, which we plan to use as a springboard for new and additional exposure to key fund managers, research analysts and other industry observers."

Love continued, "While the financing is central to our capital markets strategy, it is most important as a catalyst for the timely and successful execution of the Company's product development efforts. Specifically, we now have the funding to further accelerate our key clinical and preclinical programs."

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Kuslima Shogen, Chief Executive Officer concluded, "Alfacell now has a healthy balance sheet in the capable hands of an experienced management team. As such, we can now better leverage our assets, including our technology platform, product pipeline, and intellectual property estate. While Alfacell will continue to build on its heritage in drug discovery, we will also expedite our evolution into a more integrated, product-focused company with broader operational capabilities and resources."

ABOUT ALFACELL CORPORATION

Alfacell Corporation is a biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for cancer and other diseases, using its ribonuclease (RNase) technology platform. ONCONASE(R) (ranpirnase), Alfacell's lead investigational drug candidate, is currently being evaluated in several studies, including a Phase IIIb registration study for unresectable malignant mesothelioma (MM). The Company has developed and managed one of the largest UMM clinical programs ever undertaken, with over 600 patients enrolled, including newly-diagnosed and refractory patients treated with ONCONASE as a single agent and in combination with doxorubicin. A Phase I / II trial evaluating ONCONASE in Non-Small Cell Lung Cancer (NSCLC) is also in progress. For more information, please visit www.alfacell.com.

This press release includes statements that may constitute "forward- looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the Company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the outcome of clinical trials, the Company's ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


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